March 20, 2007

LocatePLUS Corporation
100 Cummings Center, Suite 235 M
Beverly, MA 01915
Office 978-921-2727

Re: Payoff and Settlement Letter

Dear Messrs. Latorella & Fields:

Reference is made to that certain Debenture Agreement, Security Agreement, Debenture Registration Rights Agreement, and Subscription Agreement, each effective as of December 30, 2005 and that certain Debenture Agreement, Security Agreement, Debenture Registration Rights Agreement and Subscription Agreement dated July 18, 2006 (collectively, the "Loan Documents"), between LocatePlus Holdings Corporation (the "Company" or "you") and Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, LP (collectively, the "Dutchess" or "we"). The Company and Dutchess are hereinafter sometimes collectively referred to as the "Parties" and each a "Party" to this Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Loan Documents, and are incorporated by reference.

The parties are entering into this agreement to settle a dispute regarding amounts claimed to be owing by Company to Dutchess under the Loan Documents.

The Company hereby represents that a closing on a subsequent financing ("Subsequent Financing") shall occur on or before March 20, 2007 (the "Closing Date").

NOWTHEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree to the following;

1) The Company and the Dutchess hereby agree that upon the date of this Letter, Dutchess is hereby owed (i) a new convertible debenture, attached hereto as Exhibit A and incorporated by reference, in the amount of one million five hundred thousand dollars ($1,500,000) ("March 2007 Convertible Debenture") (ii) an adjustment of the exercise price for the Warrants dated December 30, 2005 and July 18, 2006 between the Dutchess and Company and (iii) the following cash payments ("Payment Amount") on the terms and conditions outlined herein:

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a.     Payment in immediately available funds of $1,500,000 by wire transfer to the Dutchess' bank account at the earlier of 1) the closing of a Subsequent Financing or 2) the Closing Date ("First Payment").
b. Payment in immediately available funds of $300,000 by wire transfer to the Dutchess' bank account on the date which is the earlier of 1) 45 days from the Closing Date or 2) the date the Company files a registration statement covering the resale of securities for the Subsequent Financing.
c. Payment in immediately available funds of $300,000 by wire transfer to the Dutchess' bank account on the date which is the earlier of 1) 145 days from the Closing Date or 2) the date the Company's registration statement for the Subsequent Financing is declared effective by the SEC.

2) Upon both (i) the First Payment to Dutchess, and (ii) the execution and delivery of the March 2007 Convertible Debenture, Dutchess hereby agrees to relinquish any rights to:

a. all of our liens on, and security interests in, all of the assets and properties of the Company and any other assets or properties pledged to us for the benefit of the Company, shall terminate automatically; and we hereby authorize you or any person authorized by you to file termination statements for any Uniform Commercial Code Financing Statements, or comparable forms, in any jurisdiction listing Dutchess as a secured party and the Company, or any subsidiary of the Company as a debtor without any further action by us; and we also hereby agree to promptly, but in any event within three (3) business days after the date hereof, deliver to you or as you shall direct any of your or such other person's assets that we are holding as Pledged Property;

3) The Warrants issued by the Company to Dutchess dated December 30, 2005 and July 18, 2006 to purchase a total of 1,125,000 shares of the Company's common stock shall be deemed automatically amended such that the Exercise Price shall be equal to the ten cents ($.10) per share.

4) In furtherance of the foregoing, upon receipt of the entire Payout Amount and the other deliveries referred to above, Dutchess and Company, and their respective officers, directors, stockholders, attorneys, members, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest, and assigns and all other persons, firms or corporations with whom any of the former have been, or are now, affiliated (hereinafter "Releasors") hereby completely release and forever discharge each other and their respective officers, directors, stockholders, attorneys, members, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest, and assigns and all other persons, firms, associations or corporations with whom any of the former have been, or are now, affiliated (hereinafter "Releasees") of and from any and all past and present claims, demands, actions, causes of action, debts and dues both in law and in equity of any nature or description whatsoever,

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whether  now  known  or  unknown,  anticipated  or  unanticipated,  asserted  or unasserted, whether based on statute, contract, tort, or otherwise, on account of or in any way growing out of, related to, resulting or to result from the Loan Documents. Dutchess agrees to execute and deliver from time to time after receipt of the Payment Amount and other deliveries referred to above any documents, at your expense, as shall be reasonably requested by you to evidence such release and termination. This letter agreement shall be a fully binding and complete settlement and release between Dutchess, Company and Releasees with respect to the matters addressed herein upon receipt by Dutchess of the Payment Amount and other deliveries referred to above.

5)     The  parties  warrant  and  represent  that:

(i) the parties have been fully informed and have full knowledge of the terms, conditions, and effects of this agreement, and have read this agreement and are executing it under advice of counsel;

(ii) the parties have investigated, to each party's satisfaction, all of the facts surrounding the various claims, controversies, and disputes and are satisfied with the terms and effects of this agreement;

(iii) the parties have executed and agreed to this agreement as a complete compromise of matters involving disputed issues of law and fact and fully assume the risk that the facts or law may be other than they believe; and

(iv) no relative, or other person or entity, has or has had any interest in the claims, demands, obligations, or causes of action referred to in this agreement; that they have the sole right and exclusive authority to execute this agreement and pay or receive the sums specified in it; and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of actions referred to in this agreement.

6) The parties agree and acknowledge that this agreement is a full and complete compromise of all matters involving disputed issues and that neither this agreement nor the negotiations for this settlement (including all statements, admissions or communications) by Dutchess or Company or their attorneys or representatives shall be considered admissions by any of said parties, and that no past or present wrongdoing or liability on the part of any party shall be implied by such settlement or negotiations.

7) The Company hereby agrees that all sales of the Company's common stock by Dutchess underlying the March 2007 Convertible Debenture or the Warrants shall be deemed sellable under Rule 144 at such time as Rule 144 applies. The Company hereby agrees that the original date of consideration will apply for the Warrants. The Company shall provide an opinion letter from counsel within ten

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(10) business days of written request by the Dutchess.  In the event the Company does not deliver the opinion letter within ten business days, the Company shall be charged one thousand dollars ($1,000) for each business day an opinion letter fails to be delivered. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this section, then the Company irrevocably and expressly authorizes counsel to Dutchess to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Shares. Any costs incurred by Holder for such opinion letter shall be the responsibility of the Company.

8) After the Closing Date, the Company must make a Prepayment to the Holder if the aggregate amount of financing ("Financing") received by the Company is in excess of five million seven hundred thousand dollars ($5,700,000) ("Threshold Amount") prior to the payment deadlines outlined in 1), above. The Company agrees to pay twenty five percent (25%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Payment Amount. The Prepayments shall be made to the Holder within one (1) business day of the Company's receipt of the Financing.

9) Please indicate your agreement to the foregoing by signing in the space provided below. This agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be but one and the same agreement. Delivery by any party hereto of a signature page to this agreement by facsimile shall be effective as delivery of a counterpart manually executed by such party of this agreement. This agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its choice of law principles.




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Very truly yours,

DUTCHESS PRIVATE EQUITIES FUND, LTD.
AS SUCCESSOR IN INTEREST TO:
DUTCHESS PRIVATE EQUITIES FUND, LP &
DUTHCESS PRIVATE EQUITIES FUND, II, LP

By:/s/ Douglas H. Leighton
Name: Douglas H. Leighton
Title: Director

AGREED:


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LOCATEPLUS HOLDINGS CORPORATION


By: /s/ Jon Latorella
Name: Jon Latorella
Title: CEO




By:/s/ James Fields
Name: James Fields
Title: CFO